Illustrative Calculation of 2004 Recurring Net Income

Williams

Dollars in millions	Low	High
Segment Profit	1,100	1,400
General Corporate Expense *	(120)	(120)
Net Interest Expense	(810)	(900)
Investing Income *	25	25
Early Debt Retirement Costs **	(150)	-
Other / Rounding	(4)	(20)
Pretax Income	41	385
Taxes @ 39%	(16)	(150)
Additional Taxes	(25)	(25)
Net Income	0	210
- EPS	$ 0.00	$ 0.40
Recurring Net Income & EPS:		
Net Income from above	0	210
Early Debt Retirement Costs	150	-
Taxes @ 39%	(59)	-
NonRecurring Items After Tax	91	-
Recurring Net Income	**91**	**210**
- EPS	**$ 0.17**	**$ 0.40**

* Mid-point of range used for example purposes

** Possible premiums and fees associated with early debt retirement. Actual premiums and fees could be higher or lower depending on many factors including timing, premiums required, market conditions, and amount of debt retired.